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IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE
IN AND FOR NEW CASTLE COUNTY

ROBERT FERRONTE,
Plaintiff,
v.
Civil Action No. 19307
GERALD S. CASILLI, RAMON S. NUNEZ, JAMES R. OYLER, GLENN E. PENISTEN, WILLIAM STEVENS, JACKSON HU, and SYNOPSYS, INC.
Defendants.

COMPLAINT

    Plaintiff, by his attorneys, alleges upon information and belief, except as to paragraph 1 which is alleged upon personal knowledge, as follows:

THE PARTIES

    1.  Plaintiff is the owner of shares of the common stock of IKOS Systems, Inc. ("IKOS" or the "Company") and has been the owner of such shares continuously since prior to the wrongs complained of herein.

    2.  IKOS is a corporation duly existing and organized under the laws of the State of Delaware, with its principal executive offices located at 19050 Pruneridge Avenue, Cupertino, California. The Company develops, manufactures, market and supports acceleration and verification systems for the verification of integrated circuits. The Company sells its products and services to a broad range of customers, including the telecommunications, multimedia, semiconductor, computer, consumer electronics and aerospace application segments.

    3.  Defendant Gerald S. Casilli ("Casilli") is, and at all relevant times has been, Chairman of the Board of Directors of IKOS. Casilli previously served as the Company's Chief Executive Officer from April 1989 to August 1995.

    4.  Defendant Ramon A. Nunez ("Nunez") is, and at all relevant times has been, President, Chief Executive Officer and a director of IKOS.

    5.  Defendants James R. Oyler, Glenn E. Penisten, William Stevens and Jackson Hu are and have been directors of IKOS at all relevant times.

    6.  The Defendants referred to in paragraphs 3 through 5 are collectively referred to herein as the "Individual Defendants."

    7.  The Individual Defendants are in a fiduciary relationship with plaintiff and the other public stockholders of IKOS, and owe them the highest obligations of good faith, fair dealing, due care, loyalty and full and candid disclosure.

CLASS ACTION ALLEGATIONS

    8.  Plaintiff brings this action on his own behalf and as a class action, pursuant to Rule 23 of the Rules of the Court of Chancery, on behalf of all holders of IKOS common stock (the "Class").

Excluded from the Class are defendants herein and any person, firm, trust, corporation or other entity related to or affiliated with any of the defendants.

    9.  This action is properly maintainable as a class action.

    10. The Class is so numerous that joinder of all members is impracticable. There are approximately 9.22 million shares of IKOS common stock outstanding owned by hundreds of Class members.

    11. There are questions of law and fact which are common to the Class and which predominate over questions affecting any individual Class members, including the following:

      (a) whether defendants have breached their fiduciary and other common law duties owed by them to plaintiff and the other members of Class; and

      (b) whether the Class is entitled to injunctive relief or damages as a result of the wrongful conduct committed by defendants.

    12. Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. Plaintiff's claims are typical of the claims of the other members of the Class and plaintiff has the same interests as the other members of the Class. Accordingly, plaintiff is an adequate representative of the Class and will fairly and adequately protect the interests of the Class.

    13. Defendants have acted on grounds generally applicable to the Class with respect to the matters complained of herein, thereby making appropriate the relief sought herein with respect to the class as a whole.

SUBSTANTIVE ALLEGATIONS

    14. In April 2001, IKOS was approached by Mentor Graphics Corporation ("Mentor Graphics") about its interest in making an offer to acquire IKOS. On several subsequent occasions, Mentor Graphics indicated its continued interest in acquiring IKOS to IKOS and IKOS' financial advisor. IKOS, however, made no attempts to contact Mentor Graphics or otherwise fully inform themselves about Mentor Graphics' interest in making an offer for the Company.

    15. On or about July 2, 2001, IKOS and Synopsys, Inc. ("Synopsys") announced that they had signed a merger agreement providing for the acquisition by Synopsys of all outstanding shares of IKOS. The purchase price per share will be determined by a formula based on IKOS' financial performance in the 12-month period ending June 2002. The Company indicated a potential consideration range of between $6 and $20. Completion of the merger with Synopsys is targeted by August 2002.

    16. On or about December 8, 2001, Mentor Graphics announced its offer to acquire IKOS at a price of $11.00 per share payable in cash. Mentor Graphics' offer represents a 37% premium over the closing price of IKOS stock on December 6, 2001, and a 49.5% premium over the closing price of IKOS stock on June 29, 2001, the last trading day before the transaction with Synopsys was announced. Moreover, the Mentor Graphics offer represents a premium of 87% over the average closing price of IKOS stock for the thirty trading days ended December 6, 2001.

    17. However, as a result of IKOS's corporate defenses, a hostile offer for the Company's shares is effectively precluded. Most notably, IKOS has a shareholder's rights plan (also referred to as a "Poison Pill") which strongly deters hostile bids for the Company. Specifically, the Poison Pill is triggered by a person or group acquiring 15% or more of the Company's common stock without first obtaining the approval of IKOS' board of directors. In the unlikely event that the pill is triggered, IKOS' shareholders are effectively granted the right to acquire additional shares of Company common stock for half of the existing market price for IKOS' shares.

    18. The Poison Pill permits the Individual Defendants to manipulate the corporate machinery of IKOS, thereby impairing the corporate democratic process within the Company at the expense and to the detriment of the Company's stockholders. The Poison Pill restrains and impairs the ability of IKOS shareholders to affect corporate policy and impedes shareholder ability to accumulate shares and associate together to replace incumbent management, oppose any management initiative or otherwise affect corporate policy through stockholder resolutions. By effectively preventing any single party from owning and thereby voting greater than 15% of the outstanding common stock of the Company, management clearly has a significant advantage in any situation which might threaten to eliminate or diminish their control over IKOS. The Poison Pill thereby serves to perpetuate senior management's control over the business and operations of the Company and to frustrate potential bidders for IKOS.

    19. In fact, the Poison Pill was amended by the Company in order to exempt Synopsys and the merger with Synopsys from its provisions.

    20. The Individual Defendants were and are under a duty to:

      (a) to fully inform themselves of IKOS' market value before taking, or agreeing to refrain from taking, action;

      (b) to maximize shareholder value; and

      (c) to obtain the best financial and other terms when the Company's independent existence will be materially altered by a transaction.

    21. By the acts, transactions and courses of conduct alleged herein, defendants, individually and as part of a common plan and scheme or in breach of their fiduciary duties to plaintiff and the other members of the Class, are attempting unfairly to deprive plaintiff and other members of the Class of the true value of their investment in IKOS.

    22. As a result of the actions of defendants, plaintiff and the other members of the Class have been and will be damaged in that they have not and will not receive their fair proportion of the value of IKOS' assets and businesses and will be prevented from obtaining appropriate consideration for their shares of IKOS common stock.

    23. Unless enjoined by this Court, defendants will continue to breach their fiduciary duties owed to plaintiff and the other members of the Class, to the irreparable harm of the Class.

    24. Plaintiff and the Class have no adequate remedy at law.

    WHEREFORE, plaintiff demands judgment and preliminary and permanent relief, including injunctive relief, against defendants as follows:

      (a) Declaring that this action is properly maintainable as a class action and designating plaintiff as class representative;

      (b) Enjoining defendants from consummating the merger with Synopsys, or a business combination with any other third party, unless and until the Company adopts and implements a procedure or process, such as an auction, to obtain the highest possible price for the Company;

      (c) Directing defendants to deploy the poison pill in a manner which will maximize shareholder value;

      (d) Awarding plaintiff the costs and disbursements of this action, including reasonable attorneys' and experts' fees;

      (e) Granting such other and further relief as this Court may deem just and proper.

ROSENTHAL, MONHAIT, GROSS & GODDESS, P.A.
By:	/s/ ILLEGIBLE Suite 1401, Mellon Bank Center P.O. Box 1070 Wilmington, DE 19899 (302) 656-4433

OF COUNSEL:

SCHIFFRIN & BARROWAY, LLP
Marc A. Topaz
Patricia C. Weiser
Three Bala Plaza East, Suite 400
Bala Cynwyd, PA 19004
(610) 667-7706

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COMPLAINT
THE PARTIES
CLASS ACTION ALLEGATIONS
SUBSTANTIVE ALLEGATIONS